Exhibit 99.1
News Release
For Immediate Release
Novelis Reports Strong Third Quarter Results
on Heels of $4.8 Billion Refinancing
•	Net loss of $46 million driven by pre-tax refinancing and restructuring expenses of $94 million

•	Record Third Quarter Adjusted EBITDA of $238 million, up 20% YOY

•	Strong Liquidity of $848 million, up 34% YOY

•	Debt Refinancing positions Company for future growth

•	Phil Martens named President and CEO
ATLANTA, February 8, 2011 — Novelis Inc., the world’s leading producer of aluminum rolled products, today reported a net loss attributable to its common shareholder of $46 million for the third quarter of fiscal 2011 compared to net income of $68 million for the same period in fiscal 2010. The net loss for the quarter was primarily due to one-time charges of $74 million associated with the refinancing of the Company’s debt as well as $20 million for restructuring activities mainly related to the closure of its Bridgnorth and Aratu facilities.
Shipments of aluminum rolled products totaled 715 kilotonnes for the third quarter of fiscal 2011, an increase of ten percent compared to shipments of 649 kilotonnes in the third quarter of the previous year. This increase in shipments was driven by strong end-market conditions across all product segments globally, particularly can, automotive and electronics.
Net sales for the third quarter of fiscal 2011 were $2.6 billion, an increase of 21 percent compared to the $2.1 billion reported in the same period a year ago, the result of higher shipments, conversion premiums and aluminum prices.
Adjusted EBITDA for the quarter was $238 million, representing a 20 percent increase from adjusted EBITDA of $199 million posted for the same period a year ago. These operating results were primarily due to strong global market demand, price and mix and effective cost management.
“These are solid results, especially considering that this is our seasonally low quarter,” said Phil Martens, Novelis President and Chief Executive Officer. “This quarter was particularly significant for us for a number of reasons. We completed a major refinancing and recapitalization of the business, which positions the Company to significantly invest in the business over the next few years. We also closed one of our smelters in Brazil and made headway on the closure of Bridgnorth, another underperforming asset. Both of these closures will increase operating efficiency, reduce costs and help us focus more closely on our core rolling operations. And lastly, we made progress on our debottlenecking initiatives and Brazil mill expansion.”

	Q3FY11	Q3FY10	Q2FY11
(in $M)	12/31/2010	12/31/2009	9/30/2010
Income (Loss) Before Income Taxes	$(2)	$129	$129
Significant Items Affecting Comparisons:
Restructuring, net	(20)	(1)	(9)
Unrealized gains/(losses) on derivatives	9	62	1
Loss on Extinguishment of Debt	(74)	—	—
Gain/(Loss) on Sale of Assets	(2)	(1)	—
Adjusted Pre-tax Income	$85	$69	$137
The Company reported a loss before income taxes of $2 million for the third quarter of fiscal 2011, a decrease when compared to the $129 million income before taxes reported in the same period of fiscal 2010. Excluding restructuring charges, unrealized gains on derivatives, loss on extinguishment of debt, and loss on sale of assets, adjusted pre-tax income increased 23 percent year-over-year.

	Q3FY11	Q3FY10	Q2FY11
(in $M)	12/31/2010	12/31/2009	9/30/2010
Cash and cash equivalents	$297	$252	$512
Overdrafts	(22)	(13)	(23)
Gross availability under the ABL facility	573	475	694
Borrowing availability limitation due to fixed charge coverage ratio	—	(80)	—
Total Liquidity	$848	$634	$1,183
Liquidity was $848 million at the end of the third quarter of 2011, an increase of 34 percent from $634 million in liquidity reported for the same period in the previous year and a decrease of $335 million compared to the second quarter of fiscal 2011 primarily driven by the Company’s recapitalization in the quarter.
“With the complete refinancing of our debt structure, this quarter represented a significant milestone for Novelis,” said Steve Fisher, Chief Financial Officer for Novelis. “Our new capital structure gives us the ability to appropriately manage our business today while providing the flexibility to invest in strategic growth opportunities to capture the future growth we see in our industry.”
For the third quarter of fiscal 2011, free cash flow was $45 million, compared to $124 million reported in the third quarter of the previous year. “Our free cash flow in this quarter was impacted by our refinancing activities, higher capital spending and higher working capital as a result of higher LME prices. Going forward, we expect strong free cash flow generation which will enable us to meaningfully invest in the business,” said Fisher.
Business Outlook
The Company sees continued strong growth across all regions and product segments globally in the short and long-term.
Over the next five years, the Company expects the flat rolled products’ market to grow at approximately 34 percent. To capture this growth, in addition to debottlenecking initiatives and Brazil plant expansion, the Company is committed to significantly investing in the business globally over the next few years.

Quarterly Report on Form 10-Q
The results described in this press release have been reported in detail on the Company’s Form 10-Q on file with the SEC, and investors are directed to that document for a complete explanation of the Company’s financial position and results through December 31, 2010. The Novelis Form 10-Q and other SEC filings are available for review on the Company’s website at www.novelis.com.
Third Quarter Fiscal 2011 Earnings Conference Call
Novelis will discuss its third quarter fiscal 2011 results via a live webcast and conference call for investors at 9:00 a.m. ET on Tuesday, February 8, 2011. Participants may access the webcast at https://cc.callinfo.com/r/1lm77vsd2gcnq. To join by telephone, dial toll-free in North America at 800 954 0599, India toll-free at 0008001007106 or the international toll line at +1 212 231 2929. Access information may also be found at www.novelis.com/investors.
About Novelis
Novelis Inc. is the global leader in aluminum rolled products and aluminum can recycling. The Company operates in 11 countries, has approximately 11,600 employees and reported revenue of $8.7 billion in fiscal year 2010. Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial, electronics and printing markets throughout North America, Europe, Asia, and South America. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, please visit www.novelis.com.
Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We think that these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA and Free Cash Flow.
Forward-Looking Statements
Statements made in this news release which describe Novelis’ intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions. Examples of such statements in this news release include our plans to increase production capacity, our growth plans, our expectations with respect to the flat rolled products market and our view of our ability to generate free cash flow this fiscal year. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis’ actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our metal hedging activities, including our internal used beverage cans (UBCs) and smelter hedges; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; changes in the fair value of derivative instruments and our ability to purchase derivative instruments; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreement and other financing agreements; the effect of taxes and changes in tax rates; the impact of timing differences between the pricing periods for the purchase and sale of aluminum; our ability to increase production capacity and our indebtedness and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors included under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and our Quarterly Report on Form 10-Q for the period ended December 31, 2010 are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Charles Belbin	Isabel Janci
+1 404 760 4120	+1 404 760 4164
charles.belbin@novelis.com	isabel.janci@novelis.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In millions)

	Three Months		Nine Months
	Ended		Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net sales	$2,560	$2,112	$7,617	$6,253

Cost of goods sold (exclusive of depreciation and amortization)	2,232	1,795	6,628	5,066
Selling, general and administrative expenses	94	92	272	243
Depreciation and amortization	100	93	307	285
Research and development expenses	9	10	27	27
Interest expense and amortization of debt issuance costs	46	44	125	131
Interest income	(4)	(2)	(10)	(8)
Gain on change in fair value of derivative instruments, net	(30)	(40)	(58)	(192)
Loss on early extinguishment of debt	74	—	74	—
Restructuring charges, net	20	1	35	7
Equity in net (gain) loss of non-consolidated affiliates	5	(8)	11	12
Other (income) expense, net	16	(2)	5	(21)

	2,562	1,983	7,416	5,550

Income (loss) before income taxes	(2)	129	201	703
Income tax provision	33	48	104	247

Net income (loss)	(35)	81	97	456
Net income attributable to noncontrolling interests	11	13	31	50

Net income (loss) attributable to our common shareholder	$(46)	$68	$66	$406

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In millions, except number of shares)

	December 31,	March 31,
	2010	2010
ASSETS
Current assets
Cash and cash equivalents	$297	$437
Accounts receivable (net of allowances of $6 and $4 as of December 31, 2010 and March 31, 2010)
— third parties	1,180	1,143
— related parties	16	24
Inventories	1,301	1,083
Prepaid expenses and other current assets	47	39
Fair value of derivative instruments	168	197
Deferred income tax assets	17	12

Total current assets	3,026	2,935
Property, plant and equipment, net	2,490	2,632
Goodwill	611	611
Intangible assets, net	707	749
Investment in and advances to non-consolidated affiliates	683	709
Fair value of derivative instruments, net of current portion	20	7
Long-term deferred income tax assets	14	5
Other long-term assets
— third parties	178	93
— related parties	19	21

Total assets	$7,748	$7,762

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$21	$116
Short-term borrowings	121	75
Accounts payable
— third parties	1,104	1,076
— related parties	45	53
Fair value of derivative instruments	105	110
Accrued expenses and other current liabilities	441	436
Deferred income tax liabilities	36	34

Total current liabilities	1,873	1,900
Long-term debt, net of current portion	4,060	2,480
Long-term deferred income tax liabilities	519	497
Accrued postretirement benefits	517	499
Other long-term liabilities	357	376

Total liabilities	7,326	5,752

Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of December 31, 2010 and March 31, 2010	—	—
Additional paid-in capital	1,830	3,530
Accumulated deficit	(1,492)	(1,558)
Accumulated other comprehensive loss	(88)	(103)

Total Novelis shareholder’s equity	250	1,869
Noncontrolling interests	172	141

Total equity	422	2,010

Total liabilities and shareholder’s equity	$7,748	$7,762

See accompanying notes to the condensed consolidated financial statements.

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In millions)

	Nine Months
	Ended
	December 31,
	2010	2009
OPERATING ACTIVITIES
Net income	$97	$456
Adjustments to determine net cash provided by (used in) operating activities:
Depreciation and amortization	307	285
Gain on change in fair value of derivative instruments, net	(58)	(192)
Loss on extinguishment of debt	74	—
Deferred income taxes	12	230
Write-off and amortization of fair value adjustments, net	8	(139)
Equity in net loss of non-consolidated affiliates	11	12
Foreign exchange remeasurement of debt	—	(17)
Gain on sale of assets	(11)	—
Gain on reversal of accrued legal claim	—	(3)
Other, net	3	8
Changes in assets and liabilities:
Accounts receivable	(37)	107
Inventories	(220)	(218)
Accounts payable	22	34
Other current assets	(7)	9
Other current liabilities	21	35
Other noncurrent assets	(8)	(16)
Other noncurrent liabilities	4	39

Net cash provided by operating activities	218	630

INVESTING ACTIVITIES
Capital expenditures	(132)	(74)
Proceeds from sales of assets	28	4
Changes to investment in and advances to non-consolidated affiliates	1	3
Proceeds from related party loans receivable, net	8	15
Net proceeds (outflow) from settlement of derivative instruments	81	(432)

Net cash used in investing activities	(14)	(484)

FINANCING ACTIVITIES
Proceeds from issuance of debt, third parties	3,985	177
Proceeds from issuance of debt, related parties	—	4
Principal payments, third parties	(2,486)	(20)
Principal payments, related parties	—	(95)
Short-term borrowings, net	49	(211)
Return of capital to our common shareholder	(1,700)	—
Dividends, noncontrolling interest	(18)	(13)
Debt issuance costs	(174)	(1)

Net cash used in financing activities	(344)	(159)

Net decrease in cash and cash equivalents	(140)	(13)
Effect of exchange rate changes on cash balances held in foreign currencies	—	17
Cash and cash equivalents — beginning of period	437	248

Cash and cash equivalents — end of period	$297	$252

RECONCILIATION FROM NET INCOME (LOSS) ATTRIBUTABLE TO OUR COMMON SHAREHOLDER TO ADJUSTED EBITDA
Novelis is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.

	Quarter Ended		Nine Months Ended
	December 31,		December 31,
(in millions)	2010	2009	2010	2009
Net income (loss) attributable to our common shareholder	$(46)	$68	$66	$406
Noncontrolling interests	(11)	(13)	(31)	(50)
Income tax provision	(33)	(48)	(104)	(247)
Interest, net	(42)	(42)	(115)	(123)
Depreciation and amortization	(100)	(93)	(307)	(285)

EBITDA	140	264	623	1,111

Unrealized gain (loss) on derivatives	9	62	(37)	615
Realized gain on derivative instruments not included in segment income	4	—	4	—
Proportional consolidation	(11)	2	(32)	(31)
Loss on early extinguishment of debt	(74)	—	(74)	—
Restructuring charges, net	(20)	(1)	(35)	(7)
Gain (loss) on sale of assets	(2)	(1)	11	—
Other income, net	(4)	3	(5)	11

Adjusted EBITDA	$238	$199	$791	$523

     The following table shows the Free cash flow for the nine months ended December 31, 2010 and 2009, the change between periods as well as the ending balances of cash and cash equivalents (in millions).

	Nine Months Ended
	December 31,
	2010	2009	Change
Net cash provided by operating activities	$218	$630	$(412)
Net cash used in investing activities	(14)	(484)	470
Less: Proceeds from sales of assets	(28)	(4)	(24)

Free cash flow	$176	$142	$34

Ending cash and cash equivalents	$297	$252	$45